EXHIBIT 99.1


On March 19, 1998, the Registrant issued the following press release:

              "PYR ENERGY SUCCESSFULLY ADDS TO CALIFORNIA ACREAGE,
                 COMMENCES 3-D SEISMIC ACQUISITION IN CALIFORNIA
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     DENVER - PYR Energy  Corporation (OTC EBB: PYRX) announced today it was the high bidder on four parcels covering 3,529 acres in the southern San Joaquin Basin at the recent Bureau of Land Management (BLM) lease sale in Bakersfield, Calif. Acreage controlled by PYR through lease or option in California now totals approximately 65,000 gross acres.

     The Company also has started acquisition of 50 square miles of 3-D seismic data over its Southeast Maricopa exploration project in Kern County, Calif. Western Geophysical is acting as seismic contractor for the data acquisition. The Company expects the 3-D seismic data acquisition will take from 45 to 60 days to complete.

     Scott Singdahlsen, president of PYR Energy Corporation said, "We continue to progress with our exploration efforts at School Road and Southeast Maricopa. The successful leasing of the BLM acreage and commencement of the 3-D seismic acquisition are critical components in the evaluation of our 'light oil' prospects in the southern San Joaquin Basin. Contrary to the better known heavy-oil projects synonymous to this part of California, we are purposely exploring for oil that is in the 28 to 42 degree API gravity range."

     PYR previously announced the signing of a joint venture agreement with industry partners to drill its Mastiff prospect, an 18,500-foot wildcat test at East Lost Hills. This well is expected to spud early in the second-quarter of 1998.

     PYR Energy Corporation applies advanced 3-D seismic and computer-aided exploration technologies to systematically explore for and exploit onshore oil and natural gas accumulations in the western United States.


                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."